EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Angela Kimber Director of Communications 517-316-0172

FOR IMMEDIATE DISTRIBUTION

Michigan Commerce Bank Consolidation

LANSING, Mich., and PHOENIX, Ariz.: March 31, 2009:  Capitol Bancorp Limited (NYSE: CBC), announced today that eight of its wholly owned bank affiliates will be consolidated into its largest bank affiliate, Ann Arbor Commerce Bank.  The consolidated bank has been renamed Michigan Commerce Bank to reflect its state-wide operations.

Capitol Bancorp’s Chairman and CEO Joseph D. Reid said, “Michigan Commerce Bank has been formed to serve our Michigan communities from “coast to coast”.  The formation of a single entity highlights our strategy to conserve capital and increase operational efficiencies in the state of Michigan.  This strategic action allows us to realign our resources and leverage the collective strengths of the nine banks, while creating more opportunities for the banks’ customers.  This new structure will allow us to meet the challenges presented by the Michigan economy without disrupting our customers.”

The nine bank group, which will operate as Michigan Commerce Bank, includes Brighton Commerce Bank, Detroit Commerce Bank, Grand Haven Bank, Kent Commerce Bank, Macomb Community Bank, Muskegon Commerce Bank, Oakland Commerce Bank, Portage Commerce Bank as well as Ann Arbor Commerce Bank.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.7 billion national community bank development company, with a network of separately chartered banks in 17 states.  It is the holder of the most individual bank charters in the country. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.